                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------

                                    BETWEEN
                                    -------

                            ROBERT A. JEFFERIES, JR.
                            ------------------------

                                      AND
                                      ---

                         LEGGETT & PLATT, INCORPORATED
                         -----------------------------

SECTION                                                                  PAGE
-------                                                                  ----

Recitals

 1.  Employment

 2.  Term
     2.1  Initial Term
     2.2  Extension of Term
     2.3  Early Termination

 3.  Duties and Authority

 4.  Compensation
     4.1  Base Salary
     4.2  Annual Cash Bonus
     4.3  Vacations; Other Benefits

 5.  Expenses

 6.  Disability
     6.1  Definition of "Totally Disabled"
     6.2  Coordination of Disability Payments
          and Base Salary

 7.  Executive's Option to Terminate Agreement

 8.  Consulting Agreement

 9.  Termination of Employment
     9.1  Termination by the Company for Cause
     9.2  Termination by the Company Without Cause
     9.3  Termination by Executive

 10. Confidential Information

 11. Nonassignability

 12. Miscellaneous
     12.1  Waivers
     12.2  Notices
     12.3  Survival of Provisions
     12.4  Severance Benefit Agreement

                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of November 7, 1990 (the "Effective Date") by Leggett & Platt, Incorporated, a Missouri corporation (the "Company"), and Robert A. Jefferies, Jr., residing in Joplin, Missouri (the "Executive").

                                    RECITALS
                                    --------

     A. The Executive has been employed by the Company since 1977. Over this period the Executive's services have contributed materially to the successful operation of the Company's business.

     B. The Company desires that the Executive remain in the employment of the Company and accordingly the Compensation Committee of the Board of Directors of the Company has recommended the execution of this Agreement and the full Board has authorized the execution of the same.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, for good and valuable considerations, the Company and the Executive do agree as follows:

     1.   Employment

     The Company hereby employs the Executive as Senior Vice President, General Counsel and Secretary as well as Director of Mergers and Acquisitions and Strategic Planning and the Executive hereby accepts employment in these capacities. However, the Board may from time to time during the term hereof elect to have the Executive serve in additional executive capacities at the Senior Vice Presidential level or above and upon any such election the Executive shall so serve.

     The Executive's employment under this Agreement is subject to the terms and conditions set out below and will be carried out at the Company's principal executive offices wherever the same may be situated from time to time. However, the Executive acknowledges that the nature of his employment may require substantial domestic and international travel from time to time.

     2.   Term

     2.1  Initial Term

     The initial term of this Agreement shall begin on the Effective Date and shall end on November 6, 1995.

     2.2  Extension of Term

     Following the initial term, this Agreement shall continue until it is terminated by either party upon at least five years prior notice to the other (which notice may be given at any time during the initial term or thereafter) or until December 31, 2006, whichever occurs first.

     2.3  Early Termination

     The term of this Agreement as provided for in Section 2.1 and 2.2 may be shortened only by reason of (i) the Executive's Total Disability, (ii) the Executive's death, (iii) the mutual agreement of the parties or (iv) the other reasons provided below (e.g. Sections 7 and 9).

     3.   Duties and Authority

          The Executive shall devote his full business time to the affairs of the Company. However, this shall not be deemed to prevent the Executive from devoting such time (which shall not be substantial in the aggregate) to personal business interests that do not unreasonably interfere with the performance of the Executive's duties hereunder.

          The Executive shall use his best efforts, skills and abilities to promote the Company's interests; shall serve as a director if so elected by the stockholders of the Company; and shall perform such duties at the Senior Vice Presidential level or above as are provided for in Section 1 (first sentence) and as may be hereafter assigned to him by the Board or the Chief Executive Officer. The direction and control exercised by the Board and the Chief Executive Officer shall be such as is customarily exercised by the Board and the Chief Executive Officer over an executive at the Senior Vice Presidential level or above. The Executive shall report to the Chief Executive Officer of the Company.

     4.   Compensation

          4.1  Base Salary

               On the Effective Date the Executive is being paid a base salary at an annual rate of $175,000. This base salary rate shall continue to on or about April 1, 1991.

               On or before April 1, 1991 and on or before April 1 of each succeeding year during the term of this Agreement, the Compensation Committee of the Board shall appraise the Executive's performance during the previous calendar year, taking into account such factors as it deems appropriate. As a result of such appraisal, the then annual base salary of the Executive shall be increased (but may not be decreased) by such amount as the Compensation Committee determines is fair, just and equitable; provided, however, the percentage increase in the Executive's base salary shall always be at least equal to the then latest percentage increase over the previous year in the aggregate annual base salaries of the Company's five highest paid officers other than the Executive and the Chief Executive Officer of the Company. In computing this percentage increase the Compensation Committee shall ignore that part of any base salary increase attributable in the Committee's reasonable judgment to additional responsibilities assumed or to be assumed by any of such five highest paid officers. Also in computing the percentage increase the Compensation Committee shall make equitable adjustments in its computations so that the Executive will not be prejudiced by any reduction in the responsibilities of any of such five highest paid officers implemented during the immediately preceding year or to be implemented in the immediately following year.

               All salary increases under this section will be made as of the beginning of the first payroll period immediately following the appraisal in question.

               The Executive's base salary shall be paid in equal installments, at monthly or more frequent intervals.

          4.2  Annual Cash Bonus

               For the year 1990, the Executive shall be entitled to earn a cash bonus of up to 40% of the Executive's annualized base salary as of December 31, 1990. The exact amount of this bonus shall be computed under the 1990 incentive compensation guidelines issued pursuant to the Leggett & Platt, Incorporated Key Management Incentive Compensation Plan (the "Incentive Compensation Plan") and approved by the Compensation Committee on February 14, 1990.

               For the year 1991, and each succeeding year during the term of this Agreement, the Executive shall be entitled to earn a cash bonus computed in accordance with such Incentive Compensation Plan guidelines as are approved by the Compensation Committee for that year. The Compensation Committee shall be entitled to amend or supplement the guidelines from time to time whenever the Committee deems this to be in the best interests of the stockholders of the Company.

However, no amendment or supplement shall result in adversely affecting the relative bonus position the Executive holds for the year 1990 vis-a-vis the bonuses that may be earned for 1990 by the five highest paid officers of the Company other than the Executive and the Chief Executive Officer of the Company. In determining if any prohibited adverse effect may occur the parties shall ignore any increase in bonuses for 1991 or later years attributable in the Compensation Committee's reasonable judgment to additional responsibilities assumed or to be assumed by any of the officers of the Company.

               If the Executive's employment under this Agreement is properly terminated as of a date before December 31, then the Executive shall be paid a prorated bonus for the year of termination. This prorated bonus shall bear the same ratio to the actual bonus the Executive would have earned with respect to the full year under the Incentive Compensation Plan as the number of days this Agreement is enforce during such year bears to 365. Any prorated bonus shall be paid when the other annual bonuses are paid to Company officers. The preceding provisions of this paragraph shall not be applicable if the Executive's employment is terminated under any of the circumstances described in Sections 9.1, 9.2 or 9.3 below. In these latter circumstances all or a portion of the annual bonus will be payable only if and to the extent provided for in or contemplated by Sections 9.1, 9.2 or 9.3, as the case may be.

          4.3  Vacations; Other Benefits

               The Executive shall be entitled to four weeks vacation in each calendar year with full pay and allowances.

               In addition to the salary, bonus and any other payments to be made under this Agreement, the Executive shall be entitled to participate in any insurance, pension, profit sharing, stock bonus, stock option, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of officers of the Company or the employees of the Company generally.

               The Company shall provide office space, secretarial assistance, supplies and equipment fully adequate to enable the Executive to perform the services contemplated by this Agreement.

               The Company shall provide the Executive with appropriate perquisites at least comparable to those provided to the Executive on the Effective Date hereof and, in all events, equal to such perquisites as may be made available from time to time to the Company's other officers.

     5.   Expenses

          The Company shall pay or reimburse the Executive for all reasonable transportation, hotel, living and related expenses incurred by the Executive on business trips away from the Company's principal office and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries.

     6.   Disability

          6.1  Definition of "Totally Disabled"

               The Executive shall be deemed "Totally Disabled" if he is unable, for a continuous period of six or more months, to perform substantially all of the material personal services to be rendered by him under this Agreement. During the continuance of any Total Disability of the Executive, the Board may elect to terminate this Agreement by Board resolution delivered to the Executive. Thereupon this Agreement shall terminate 60 days following delivery of the Board resolution, it being understood that the Executive's cash compensation and other benefits shall continue in full force until the date of termination.

          6.2  Coordination of Disability Payments and Base Salary

               From time to time during the term of this Agreement the Executive may receive "Disability Payments" as defined in this Section even though the Executive is not "Totally Disabled" as that term is defined in Section 6.1 of this Agreement. In such instances the Executive's base salary shall be reduced dollar for dollar by the Disability Payments received by the Executive. As used herein "Disability Payments" are payments made to the Executive:

               (a) which are attributable to premiums paid by the Company under any Company sponsored group disability plan;

               (b) under any disability income policy owned by the Executive provided the Company has reimbursed the Executive for the premium on such policy either through a special bonus or otherwise; and

               (c) under Social Security or any other governmental disability income program.

     7.   Executive's Option to Terminate Agreement

          Not later than six months after the occurrence of any of the following events the Executive may elect to terminate this Agreement by sending notice of termination to the Company:

          (a) The Executive shall not be elected and continue as director of the Company (it being understood that Section 7(a) shall become applicable only if and after the Executive is first elected a Director of the Company and that nothing in this Agreement requires the Board of Directors to nominate the Executive for election as a Director of the Company);

          (b) A public tender offer is made for the shares of the Company which is opposed by the Board and the offeror acquires at least 40% of the outstanding common shares of the Company or a proxy contest is waged which is opposed by the Board and the person waging the contest acquires a working control of the Company;

          (c) Following a change in control whether by a tender offer or proxy contest as described in Subsection (b) above or otherwise the Company is merged or consolidated with another corporation;

          (d) Following (i) a "Change in Control" as defined in Section 1 of the Severance Benefit Agreement or (ii) a Change in Ownership or Control as defined in Section 9.2 of this Agreement, the Company is dissolved; or

          (e) Following (i) Change in Control as defined in Section 1 of the Severance Benefit Agreement or (ii) a Change in Ownership or Control as defined in Section 9.2 of this Agreement, substantially all of the assets of the Company are sold to any other person.

          The Executive's employment obligations under this Agreement shall terminate on the date of termination specified in the Executive's notice to the Company, which date (except as provided in the next sentence) must be within sixty days of the date of the notice. The date of termination under any notice delivered pursuant to Section 7(a) must be at least three months from the date of the notice.

          As used in this Section 7 and elsewhere in this Agreement, the term "Severance Benefit Agreement" means the Severance Benefit Agreement dated May 9, 1984 between the Company and the Executive as such Agreement may hereafter be amended, restated or superseded.

     8.   Consulting Agreement

          Upon any termination of the Executive's employment under Section 7(b) the Executive may elect within 120 days after termination of employment to arrange to render consulting services to the Company on the terms and conditions set out in this Section. The Executive shall be entitled to make the election provided for in the immediately preceding sentence only if the Executive concurrently forfeits his right to receive benefits under Sections 3 and 5 of the Severance Benefit Agreement.

          Beginning on the first day of the first month immediately following the election under this Section and continuing for two years thereafter, the Executive shall render such consulting services to the Company as the latter may reasonably request from time to time. Consulting services shall be limited to the Executive's consideration, review and/or rendering of advice regarding plans or ideas or specific limited questions or problems proposed by the Company and consultation on any major matters of policy affecting the Company, it being understood that none of the foregoing is to generate substantial research, travelling or deliberation time by the Executive.

          In consideration for the consulting services rendered by the Executive, the Company shall pay the Executive during the first and second years of consultation an amount equal to 100% and 75%, respectively, of the total cash compensation (including base salary and bonuses) earned by the Executive from the Company with respect to the year immediately preceding the Executive's termination of employment. The amount required to be paid each year shall be paid in twelve equal monthly installments on the first day of each month in advance. In addition the Company shall promptly pay or reimburse the Executive for all out-of-pocket costs incurred by him in rendering consulting services under this section.

     9.   Termination of Employment

          9.1  Termination by the Company For Cause

               The Company may terminate this Agreement by discharging the Executive for cause and upon such termination shall be relieved of all further liability hereunder. The term "for cause" shall be limited to the following events:

               (a) The Executive's conviction of any crime involving money or other property of the company or any of its subsidiaries or of any other crime (whether or not involving the Company or any of its subsidiaries) that constitutes a felony in the jurisdiction involved; or

               (b) The Executive's continued, repeated, willful violations of specific written directions of the Board or the Company's Chief Executive Officer (or the board of any subsidiary of the Company of which the Executive is an officer), which directions are consistent with this Agreement and which violations continue following the Executive's receipt of such written directions; or

               (c) The Executive's continued, repeated, willful failure to perform his duties hereunder; provided, however, that no discharge shall be deemed for cause under this subsection
                    (c) unless the Executive first receives written notice from the Board or the Company's Chief Executive Officer (or of the board of any subsidiary of the Company of which the Executive is an officer) advising the Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions so complained of.

          9.2  Termination by the Company Without Cause

               The Company may, subject to the next following paragraph of this Section, terminate this Agreement by discharging the Executive without cause (for example, because of disagreements between the Executive and the Chief Executive Officer or the Board with respect to policy matters). In the event of a discharge without cause under this Section, the Executive shall continue to be compensated during the "Compensation Period" (as herein defined) with the full base salary, annual cash bonus and other benefits provided for in this Agreement. Moreover the Executive shall have no obligation to minimize costs to the Company by accepting any employment offered by others and may accept or reject such employment in his sole discretion. The obligation of the Company to make the payments and provide the benefits called for in this Agreement during the Compensation Period shall be subject to reduction only by payments actually made or benefits actually furnished to the Executive for services rendered during such Compensation Period for another employer. The term "employer" as used in the preceding sentence shall include any business hereafter formed by the Executive and/or in which he owns an interest. The term "Compensation Period" shall mean (i) the 5 year period measured from the date the Executive is discharged without cause or (ii) the period from such discharge date to December 31, 2006, whichever is shorter; provided, however, if the Executive dies prior to the time the Compensation Period would otherwise terminate, then in such instance the Compensation Period shall terminate upon the Executive's death and all payments and benefits provided for in this Section shall thereupon terminate except that the Executive's estate shall be paid a pro-rated annual cash bonus as per the procedures set out in the last paragraph of Section 4.2.

               The Company's right under this Section to discharge the Executive without cause may be exercised by the Company only if during the three year period immediately preceding the date of discharge (the "Measuring Period") there has been no "Change in Ownership or Control" of the Company. If there has been any Change in Ownership or Control during such Measuring Period, then during the three year period following the most recent Change in Ownership or Control the Company may discharge the Executive only (i) for cause as provided in Section 9.1 or (ii) as a result of the Executive being totally Disabled as provided for in Section 6.1.

               A "Change in Ownership or Control" shall mean (i) a change in the ownership of the Company's stock or (ii) a change in the ownership of a substantial portion of the assets of the Company or (iii) a change in the effective control of the Company, that is described in or falls within the scope of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended and in any Final or Proposed Regulations promulgated thereunder (the "Parachute Provisions").

               A separate Change in Ownership or Control shall be deemed to have occurred with each occurrence of any change described in or falling within the scope of the Parachute Provisions. This Agreement pertains to each and every Change in Ownership or Control, including successive Changes in Ownership or Control involving the same controlling person(s).

          9.3  Termination by Executive

               The Executive in his sole discretion may, notwithstanding any other provision of this Agreement to the contrary, terminate this Agreement and discharge his employment with the Company:

          (a) for "Good Reason" under Section 2 of the Severance Benefit Agreement and thereafter receive the "Termination Benefits" provided for in Section 3 of the Severance Benefit Agreement; or

          (b) under the circumstances contemplated by Section 5 of the Severance Benefit Agreement and thereafter receive the benefits provided for in such Section 5.

     10.  Confidential Information

          The Executive shall not at any time (whether during the term of this Agreement or thereafter) disclose to any person any confidential information or trade secrets of the Company.

          If any of the restrictions contained in this section or elsewhere in this Agreement shall be deemed unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the Executive and the Company contemplate that the appropriate court will reduce such extent, duration, geographical scope or other provisions hereof, and enforce the restrictions set out in this section and elsewhere in their reduced form for all purposes in the manner contemplated hereby.

     11.  Nonassignability

          This Agreement and the benefits hereunder are personal to the Company and are not assignable by it; provided, however, this Agreement and the benefits hereunder may be assigned by the Company to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated. In the event of an assignment of this Agreement to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated, the title, responsibilities and duties assigned to the Executive by such successor person or corporation shall be the title, responsibilities and duties of an executive officer of such successor person or corporation.

          The provisions of this Agreement shall be binding on and inure to the benefit of the Executive, his heirs, devisees, legatees, successors, executors and administrators.

     12.  Miscellaneous

          12.1  Waivers

                No waiver by either party of any breach or non-performance of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of non-performance of the same or any other provision of this Agreement.

          12.2  Notices

                All notices, waivers, or other communications (herein collectively "notices") that either party is required or permitted to give hereunder shall be in writing and delivered as follows:

                If to the Company:

                Leggett & Platt, Incorporated
                No. 1 Leggett Road
                Carthage, Missouri  64836

                If to the Executive:

                Robert A. Jefferies, Jr.
                2630 East 15th Street
                Joplin, Missouri  64804

subject to the right of either party at any time to designate a different location for the delivery of notices.

          12.3  Survival of Provisions

                The provisions set out in Sections 8, 10 and 12.4 shall survive the termination of this Agreement as shall all other provisions hereof which provide for or contemplate performance by either the Executive or the Company following the termination of this Agreement.

          12.4  Severance Benefit Agreement

                The Company shall not take any actions or permit any omissions which are otherwise contemplated or allowed by this Agreement if such Company actions or omissions would result in reducing, delaying and/or denying to the Executive any rights of or benefits payable to the Executive under the Severance Benefit Agreement.

                The Company shall not, with respect to the Executive, take any actions (e.g. terminate the Executive's employment) or permit any omissions which are contemplated or allowed by the Severance Benefit Agreement if such actions or omissions (i) would be inconsistent with or contrary to the obligations of the Company under this Agreement or (ii) would result in reducing, delaying or denying to the Executive any rights of or benefits payable to the Executive under this Agreement.

                This Agreement and the Severance Benefit Agreement shall be interpreted in a manner consistent with each other.

                It is the position of the parties that the payments required to be made to or for the benefit of the Executive under (i) this Agreement, (ii) the Severance Benefit Agreement or (iii) any other agreement or arrangement currently existing between the Company and the Executive are not subject to the excise tax provided for in Section 4999 of the Internal Revenue Code (the "Excise Tax").

                The parties acknowledge the possibility (but do not anticipate) that the Internal Revenue Service ("IRS") may successfully levy an Excise Tax on payments to or for the benefit of the Executive under this Agreement, the Severance Benefit Agreement or other agreements or arrangements which may now or hereafter exist from time to time between the Company and the Executive (collectively and severally "Benefit Agreements"). If and Excise Tax is successfully levied, the Company shall pay to the Executive (at the time of such levy or, if later, along with and at such times as any payments are made under the Benefit Agreements) an amount (the "Gross Up Payment") which shall be sufficient to pay in full (i) the Excise Tax as well as (ii) any income taxes attributable to the Gross Up Payment. The parties intend that as a result of the Gross Up Payment all amounts received and retained by or for the benefit of the Executive under the Benefit Agreements (after the satisfaction of all income and Excise Taxes) will equal the amount the Executive would have received and retained (after the satisfaction of all income taxes) if (i) no Gross Up Payment were paid and (ii) no Excise Tax had been levied on the Executive.

                Any benefits provided to the Executive under this Agreement will, unless specifically stated otherwise in this Agreement, be in addition to and not in lieu of, any benefits that may be provided the Executive under his Severance Benefit Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement as of the day and year first above written.

ATTEST:                                LEGGETT & PLATT, INCORPORATED


/s/ ERNEST C. JETT                     By: /s/ HARRY M. CORNELL, JR.
------------------------------------       -----------------------------
Assistant Secretary                            Harry M. Cornell, Jr.
                                               Chairman of the Board and
                                               Chief Executive Officer


                                           /s/ ROBERT A. JEFFERIES, JR.
                                           -----------------------------
                                               Robert A. Jefferies, Jr.

                 [LETTERHEAD OF LEGGETT & PLATT, INCORPORATED]

ROBERT A. JEFFERIES, JR.
 SENIOR VICE PRESIDENT
 MERGERS, ACQUISITIONS
 AND STRATEGIC PLANNING

                                                                    EXHIBIT 10.3

                                January 1, 1993

Mr. Harry M. Cornell, Jr.
Chairman of the Board and
Chief Executive Officer
Leggett & Platt, Incorporated
No. 1 Leggett Road
Carthage, MO  64836

Dear Harry:

     Today the Board of Directors has elected Tom Sherman as the Company's new General Counsel and Secretary and taken related action. This, coupled with Bob Griffin's recently jointed the Company as Director of Mergers, Acquisitions and Strategic Planning, prompts the need to modify my November 7, 1990 Employment Agreement with the Company. Accordingly, this will confirm that Section 1, paragraph 1, first sentence of my Employment Agreement shall henceforth read as follows:

          "The Company hereby employs the Executive as Senior Vice President, Mergers, Acquisitions and Strategic Planning and as counsel, and the Executive hereby accepts employment in these capacities (it being agreed that the Company's General Counsel and Secretary shall report to the Executive)."

     As modified above, my Employment Agreement will continue in full force in accordance with its terms.

     Please confirm by signing and returning to me one original of this letter agreement (the other original is for the Company's permanent records). Thank you.

                                       Sincerely,

                                       /s/ ROBERT A. JEFFERIES, JR.

                                       Robert A. Jefferies, Jr.

RAJj/nlt

AGREED:

LEGGETT & PLATT, INCORPORATED


By:  /s/ HARRY M. CORNELL, JR.
     -------------------------------
         Harry M. Cornell, Jr.
         Chairman of the Board and
         Chief Executive Officer